Schedule A

to the

Investment Advisory Agreement

between

DUNHAM FUNDS

and

DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC.

Pursuant to Article 4, the Funds shall pay the Adviser compensation at an annual rate as follows:

Compensation (as a

FUND:

percentage of daily net assets):

Dunham Corporate/Government Bond Fund	0.50%
Dunham High-Yield Bond Fund	0.60%
Dunham Real Estate Stock Fund	0.65%
Dunham Appreciation & Income Fund	0.65%
Dunham International Stock Fund	0.65%
Dunham Large Cap Value Fund	0.65%
Dunham Small Cap Value Fund	0.65%
Dunham Large Cap Growth Fund	0.65%
Dunham Emerging Markets Stock Fund	0.65%
Dunham Small Cap Growth Fund	0.65%
Dunham Monthly Distribution Fund	0.65%
Dunham Loss Averse Growth Fund	0.65%
Dunham Focused Large Cap Growth Fund	0.65%

Dunham Funds shall pay to each sub-adviser the fee set forth in the respective sub-advisory agreement, which shall specify a fee rate, provided that the annual fee rate for a sub-adviser shall be within the following ranges:

FUND	Range of Annual Sub-Adviser Fee (as a percentage of average daily net assets)*
Dunham Corporate/Government Bond Fund	0.00% to 0.70%
Dunham High-Yield Bond Fund	0.00% to 0.80%
Dunham Real Estate Stock Fund	0.00% to 1.00%
Dunham Appreciation & Income Fund	0.00% to 1.50%
Dunham International Stock Fund	0.00% to 1.00%
Dunham Large Cap Value Fund	0.00% to 1.00%
Dunham Small Cap Value Fund	0.00% to 1.50%
Dunham Large Cap Growth Fund	0.00% to 1.10%
Dunham Emerging Markets Stock Fund	0.00% to 1.20%
Dunham Small Cap Growth Fund	0.00% to 1.30%
Dunham Monthly Distribution Fund	0.00% to 1.50%
Dunham Loss Averse Growth Fund	0.00% to 1.50%
Dunham Focused Large Cap Growth Fund	0.00% to 1.10%

* Revised September 20, 2011 to include the Dunham Focused Large Cap Growth Fund

DUNHAM & ASSOCIATES

DUNHAM FUNDS

INVESTMENT COUNSEL, INC.

/s/ Jeffrey Dunham

             /s/ Denise Iverson

By: Jeffrey Dunham, President

By: Denise Iverson, Treasurer